Exhibit 99.1

Ocean Bio-Chem, Inc. Reports 2017 - Full Year and Fourth Quarter Net Income and Net Sales

2017 Record Net Income of $2.6 Million – 24% increase over 2016

2017 Record Net Sales of $38.9 Million – 7.5% increase over 2016

FORT LAUDERDALE, Fl., April 2, 2018 --Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced its full year and fourth quarter 2017 financial results.

The Company’s 2017 net income was approximately $2.6 million, compared to 2016 net income of $2.1 million, an increase of approximately $.5 million or 24%. Earnings per share for 2017 were $0.28 compared to $0.23 for 2016, an increase of approximately 22%.

The Company also reported record 2017 net sales of approximately $38.9 million, compared to approximately $36.2 million for 2016, an increase of approximately $2.7 million or 7.5%. The Company’s 2017 net sales marked the fifth consecutive year in which the Company achieved record net sales.

Fourth quarter 2017 net sales were approximately $9.0 million, compared to fourth quarter 2016 net sales of approximately $8.5 million, an increase of approximately $500,000 or 5.4%. The Company’s fourth quarter 2017 net sales marked the seventh consecutive year in which the Company achieved record fourth quarter net sales.

Fourth quarter 2017 net income was approximately $293,000 compared to approximately $451,000 in 2016, a decrease of approximately $160,000. Fourth quarter net income reflected an approximately $188,000 non-cash write from an accounts receivable balance relating to a customer that filed for bankruptcy, as well as increased advertising and promotion expenses and higher manufacturing costs. These factors were offset in part by a decrease in the Company’s provision for income taxes, reflecting the reduction of its U.S. corporate income tax rate under the Tax Cuts and Jobs Act and, as a result, its revaluation of net deferred tax liabilities. Earnings per share for fourth quarter 2017 was $0.03 compared to $0.05 for 2016.

(In thousands, except per share data)

(000’s Omitted)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

NET SALES	$8,987	$8,523	$38,933	$36,205
PRE-TAX INCOME	$278	$698	$3,678	$3,078
NET INCOME	$293	$451	$2,604	$2,095

EPS BASIC & DILUTED	$.03	$.05	$0.28	$0.23
DIVIDEND DECLARED PER COMMON SHARE			$0.06	$0.06

Peter Dornau, President and CEO commented: “Despite the challenges faced by many brick and mortar retailers, Ocean Bio-Chem continued to increase sales in a variety of retail channels, enabling us to realize record net sales in 2017. For example, we saw increased sales into the U.S. marine specialty retail sector, with both branded and private label products along with strong sales increases into the hardware and online channels.”

Mr. Dornau continued: “We continue to increase sales of our Odor Star®/ Performacide® product line, including both branded and private label products. As previously reported, we recently have been approved by a large national mass transit railroad company to supply Performacide® for the sanitizing of their entire fleet of railroad cars. Implementation of this program started in the first quarter of 2018, and is expected to continue over the next twelve months. In addition, a national automotive retail chain of approximately 5,000 stores initiated placement of our Performacide®/NosGUARD SG Auto Odor Eliminator® gas release products on its store shelves in the first quarter of 2018.

Mr. Dornau continued: “The 84,000-sq. ft. expansion of our manufacturing and distribution facilities in Montgomery Alabama is nearing completion. We anticipate that the expanded facility will be operational in the second quarter of 2018, and will support the continued growth of our Company.

Mr. Dornau concluded: “We remain cautiously optimistic that the strong sales trends of 2017 will continue. We increased our advertising efforts with our customers in addition to general advertising and promotions in anticipation of our growth, which affected our fourth quarter 2017 results. We believe that these expenditures represent a worthwhile investment that will benefit our company in 2018.

As previously announced, the Company has declared a special cash dividend of $0.06 per share, payable on April 16, 2018 to common shareholders of record on April 2, 2018.

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. manufactures, markets and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets under the Star brite®, Star Tron®, Odor Star® and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products under the Performacide® and Star brite® brand names.

The Company’s web sites are: www.oceanbiochem.com, www.starbrite.com; www.startron.com; www.performacide.com.

Forward-looking Statements:

Certain statements contained in this Press Release constitute forward-looking statements, including, without limitation, continued implementation of our program to supply Performacide® to the largest national mass transit railroad company; the period during which our expanded manufacturing and distribution facilities in Montgomery, Alabama will become operational; support for our continued growth to be provided by the expanded facilities; and the anticipated benefits of increased cooperative advertising expenditures to be provided in 2018. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “believe,” “may,” “will,” “expect,” “anticipate,” “intend,” or “could,” including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; delays in completion of our expanded manufacturing and distribution facilities in Montgomery, Alabama; unanticipated litigation developments; exposure to market risks relating to changes in interest rates and foreign exchange rates; prices for raw materials that are petroleum or chemical based and other factors addressed in our annual report on Form 10-K for the year ended December 31, 2017.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280

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